Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of UGI Corporation of our report dated November 20, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for the noncontrolling interests discussed in Note 3, which is as of May 26, 2010, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of UGI Corporation, which appears in UGI Corporation’s Current Report on Form 8-K dated May 26, 2010.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
May 26, 2010